Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Freenome, Inc. 2026 Equity Incentive Plan and the Freenome, Inc. 2026 Employee Stock Purchase Plan, of our report dated March 30, 2026, with respect to the consolidated financial statements of Freenome Holdings, Inc. included in the Registration Statement (Form S-4 No. 333-295377) of Freenome, Inc. (successor to Perceptive Capital Solutions Corp) and the related proxy/prospectus of Perceptive Capital Solutions Corp and Freenome Holdings, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
September 23, 2026